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                             ORGANIC FOOD PRODUCTS

                               1,300,000 Shares

                          SELECTED DEALER AGREEMENT



                                                      __________________, 1997

Dear Sirs:

     Sentra Securities Corporation, a California corporation, and Spelman & Co., Inc., a California corporation, and the other Underwriters named in the Prospectus relating to the above shares (the "Underwriters"), acting through us as Representatives, is severally offering for sale an aggregate of 1,300,000 Shares (the "Firm Shares") of common stock ("Common Stock") of Organic Food Products (the "Company") at a price of $4.00 per Share. In addition, the several Underwriters have been granted an option to purchase from the Company up to an additional 180,000 Shares (the "Option Shares") to cover over-allotments in connection with the sale of the Firm Shares. The Firm Shares and any Option Shares purchased are herein called the "Shares". The Shares and the terms under which they are to be offered for sale by the several Underwriters are more particularly described in the Prospectus.


     The Underwriters are offering the Shares pursuant to a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended, subject to the terms of (a) their Underwriting Agreement with the Company, (b) this Agreement, and (c) the Representatives' instructions which may be forwarded to the Selected Dealers from time to time. This invitation is made by the Representatives only if the Shares may be lawfully offered by dealers in your state. The terms and conditions of this invitation are as follows:

     1. OFFER TO SELECTED DEALERS. The Representatives are hereby soliciting offers to buy, upon the terms and conditions hereof, a portion of the Shares from Selected Dealers who are to act as principal. Shares are to be offered to the public at a price of $4.00 per Share (the "Offering Price"). Selected Dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") will be allowed, on all Shares sold by them, a concession of $______ payable as hereinafter provided. Selected Dealers may reallow other dealers who are members of the NASD a portion of that concession up to the amount of $_____ per Share with respect to Shares sold by or through them. No NASD member may reallow commissions to any non-member broker-dealer including foreign broker-dealers registered pursuant to the Securities Exchange Act of 1934. This offer is solicited subject to the Company's issuance and delivery of certificates and other documents evidencing its Shares and the acceptance thereof by the Representatives, to the approval of legal matters by counsel, and to the terms and conditions set forth herein.


     2. REVOCATION OF OFFER. The Selected Dealer's offer to purchase, if made prior to the effective date of the Registration Statement, may be revoked in whole or in part without obligation

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or commitment of any kind by it any time prior to acceptance and no offer may be accepted by the Representatives and no sale can be made until after the Registration Statement covering the Shares has become effective with the Securities and Exchange Commission. Subject to the foregoing, upon execution by the Selected Dealer of the Offer to Purchase below and the return of same to the Representatives, the Selected Dealer shall be deemed to have offered to purchase the number of Shares set forth in its offer on the basis set forth in Section 1 above. Any oral offer to purchase made by the Selected Dealer shall be deemed subject to this Agreement and shall be confirmed by the Representatives by the subsequent execution and return of this Agreement.
 Any oral notice by the Representatives of acceptance of the Selected
Dealer's offer shall be followed by written or telegraphic confirmation preceded or accompanied by a copy of the Prospectus. If a contractual commitment arises hereunder, all the terms of this Selected Dealer Agreement shall be applicable. The Representatives may also make available to the Selected Dealer an allotment to purchase Shares, but such allotment shall be subject to modification or termination upon notice from the Representatives any time prior to an exchange of confirmations reflecting completed transactions. All references hereafter in this Agreement to the purchase and sale of Shares assume and are applicable only if contractual commitments to purchase are completed in accordance with the foregoing.

     3. SELECTED DEALER SALES. Any Shares purchased by a Selected Dealer under the terms of this Agreement may be immediately re-offered to the public at the Offering Price in accordance with the terms of the offering thereof set forth herein and in the Prospectus, subject to the securities or blue sky laws of the various states or other jurisdictions. Shares shall not be offered or sold by the Selected Dealers below the Offering Price. The Selected Dealer agrees to advise the Representatives, upon request, of any Shares purchased by it remaining unsold and, the Representatives have the right to purchase all or a portion of such Shares, at the Public Offering Price less the selling concession or such part thereof as the Representatives shall determine.

     4. PAYMENT FOR SHARES. Payment for Shares which the Selected Dealer purchases hereunder shall be made by the Selected Dealer on or before three
(3) business days after the date of each confirmation by certified or bank cashier's check payable to the Representatives. Certificates for the securities shall be delivered as soon as practicable after delivery instructions are received by the Representatives.

     5.   OPEN MARKET TRANSACTIONS; STABILIZATION.

          5.1 For the purpose of stabilizing the market in the Shares, the Representatives have been authorized to make purchases and sales of the Company's Shares in the open market or otherwise, and, in arranging for sales, to overallot. If, in connection with such stabilization, the Representatives contract for or purchase in the open market any Shares sold to the Selected Dealer hereunder and not effectively placed by the Selected Dealer, the Representatives may charge the Selected Dealer for the accounts of the several Underwriters an amount equal to the Selected Dealer concession on such Shares, together with any applicable transfer taxes, and the Selected Dealer


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agrees to pay such amount to the Representatives on demand.  Certificates for
Shares delivered on such repurchases need not be the identical certificates originally purchased.

          5.2 The Selected Dealer will not, until advised by the Representatives that the entire offering has been distributed and closed, bid for or purchase Shares in the open market or otherwise make a market in the Shares or otherwise attempt to induce others to purchase Shares in the open market. Nothing contained in this section shall prohibit the Selected Dealer from acting as an agent in the execution of unsolicited orders of customers in transactions effectuated for them through a market maker.

     6. ALLOTMENTS. The Representatives reserve the right to reject all subscriptions, in whole or in part, to make allotments and to close the subscription books at any time without notice. If an order from a Selected Dealer is rejected or if a payment is received which proves insufficient, any compensation paid to the Selected Dealer shall be returned by the Selected Dealer either in cash or by a charge against the account of the Selected Dealer, as the Representatives may elect.

     7. RELIANCE ON PROSPECTUS. The Selected Dealer agrees not to use any supplemental sales literature of any kind without prior written approval of the Representatives unless it is furnished by the Representatives for such purpose. In offering and selling the Company's Shares, the Selected Dealer will rely solely on the representations contained in the Prospectus. Additional copies of the current Prospectus will be supplied by the Representatives in reasonable quantities upon request.


     8. REPRESENTATIONS OF SELECTED DEALER. By accepting this Agreement, the Selected Dealer represents that it: (a) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended; (b) is qualified to act as a Dealer in the States or other jurisdictions in which it offers the Shares; (c) is a member in good standing with the NASD; (d) will maintain all such registrations, qualifications, and memberships throughout the term of this Agreement; (e) will comply with all applicable Federal laws relating to the offering, including, but not limited to, Rule 15c2-8 under the Securities Exchange Act of 1934 and Release No. 4968 under the Securities Act of 1933 relating to delivery of preliminary and final prospectuses, and Regulation M governing the activities of participants in a distribution of securities; (f) will comply with the laws of the state or other jurisdictions concerned; (g) will comply the rules and regulations of the NASD including, but not limited to, full compliance with Rules 2100, 2730 2740, 2720 and 2750 of the Conduct Rules of the NASD and the interpretations of such sections promulgated by the Board of Governors of the NASD including an interpretation with respect to "Free-Riding and Withholding" dated November 1, 1970, and as thereafter amended; and (h) confirms that the purchase of the number of Shares it has subscribed for and may be obligated to purchase will not cause it to violate the net capital requirements of Rule 15c3-1 under the Exchange Act.


     9. BLUE SKY QUALIFICATION. The Selected Dealer agrees that it will offer to sell the Shares only (a) in states or jurisdictions in which it is licensed as a broker-dealer under the laws of such states, and (b) in which the Representatives have been advised by counsel that the Shares have been


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qualified for sale under the respective securities or Blue Sky laws of such states. The Representatives assume no obligations or responsibilities as to the right of any Selected Dealer to sell the Shares in any state or as to any sale therein.

     10. EXPENSES. No expenses will be charged to Selected Dealers. A single transfer tax, if any, on the sale of the Shares by the Selected Dealer to its customers will be paid when such Shares are delivered to the Selected Dealer for delivery to its customers. However, the Selected Dealer will pay its proportionate share of any transfer tax or any other tax (other than the single transfer tax described above) if any such tax shall be from time to time assessed against the Underwriters and other Selected Dealers.

     11. NO JOINT VENTURE. No Selected Dealer is authorized to act as the Underwriters' agent, or otherwise to act on our behalf, in the offering or selling of Shares to the public or otherwise. Nothing contained herein will constitute the Selected Dealers an association or other separate entity or partners with the Underwriters, or with each other, but each Selected Dealer will be responsible for its share of any liability or expense based on any claim to the contrary.

     12. COMMUNICATIONS. This Agreement and all communications to the Underwriters shall be sent to the Representatives at the following address or, if sent by facsimile, to the number set forth below:


                   Ms. Patty Allen
                   Sentra Securities Corporation
                   2355 Northside Drive, Ste. 200
                   San Diego, CA  92108
                   Fax No. (619) 584-7010


Any notice to the Selected Dealer shall be properly given if mailed, telephoned, or transmitted by facsimile to the Selected Dealer at its address or number set forth below its signature to this Agreement. All communications and notices initially transmitted by facsimile shall be confirmed in writing.

     13. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of California.

     14. REPRESENTATIVES' AUTHORITY AND OBLIGATIONS. The Representatives shall have full authority to take such actions as may they deem advisable in respect of all matters pertaining to the offering or arising thereunder. The Representatives shall not be under any liability to the Selected Dealer, except such as may be incurred under the Securities Act of 1933 and the rules and regulations thereunder, except for lack of good faith and except for obligations assumed by the Representatives in this Agreement, and no obligation on their part shall be implied or inferred herefrom.


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     15.  ASSIGNMENT.  This Agreement may not be assigned by the Selected
Dealer without the Representatives' prior written consent.

     16. TERMINATION. The Selected Dealer will be governed by the terms and conditions of this Agreement until it is terminated. This Agreement will terminate upon the termination of the Offering.

     17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. A copy of an executed counterpart of this Agreement may be sent via facsimile by any party to the other party, and the other party may deem such facsimile copy of the executed counterpart to be an original.

     18. APPLICATION. If you desire to purchase any of the Shares, please confirm your application by signing and returning to us your confirmation on the duplicate copy of this letter, even though you may have previously advised us thereof by telephone or telegraph. Our signature hereon may be by facsimile.


                                       SENTRA SECURITIES CORPORATION



Dated:  _____________, 1997            By:
                                           ----------------------------------
                                           Richard P. Woltman, President



Dated:  _____________, 1997             ----------------------------------


                                       By:
                                           ----------------------------------



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                                 OFFER TO PURCHASE


     The undersigned does hereby offer to purchase (subject to the right to revoke set forth in Section 2) _______ Shares in accordance with the terms and conditions set forth above.

                                           ----------------------------------


                                         By:
                                            ---------------------------------
                                         Its:
                                             --------------------------------

                                             Address:
                                             Facsimile Number:
                                             Telephone Number:
                                             ("Selected Dealer")



Date of Acceptance:
                   -----------------------
Accepted By:
            ------------------------------
IRS Employer Identification No.:
                                ----------
Share Allocation:
                 -------------------------



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